Public Relations

For Immediate Release	News	MetLife, Inc. One MetLife Plaza 27-01 Queens Plaza North Long Island City, NY 11101

Contacts:	For Media:	John Calagna
(212) 578-6252

	For Investors:	Tracey Dedrick
(212) 578-5140

Chairman and CEO Robert H. Benmosche Sets Retirement Dates

C. Robert Henrikson to Succeed Benmosche as CEO & Chairman

NEW YORK, December 1, 2005 – MetLife, Inc. (NYSE: MET) today announced that its Chairman and Chief Executive Officer, Robert H. Benmosche will retire as CEO on March 1, 2006, and as Chairman of the Board on April 25, 2006, following the company’s Annual Shareholder Meeting. The Board of Directors has elected C. Robert (Rob) Henrikson, MetLife, Inc.’s President and Chief Operating Officer, to succeed Benmosche as Chief Executive Officer and Chairman.

MetLife, Inc. announced on April 26, 2005 that Benmosche advised the company’s Board of Directors that he would retire in the spring of 2006. At that time the Board unanimously elected Henrikson to the Board of Directors and named him to succeed Benmosche.

Henrikson, 58, became President and COO, overseeing all of MetLife’s revenue-generating businesses, including the Individual, Institutional, Auto & Home, International and Asset Management business segments, as well as MetLife Bank, in June 2004. During more than 33 years with MetLife, he has held numerous executive positions, including President of MetLife’s U.S. Insurance and Financial Services businesses from 2002 to 2004.

Benmosche, 61, who was named to his current positions in 1998, has led the 137-year-old company through a successful demutualization and substantial growth in its core businesses, including MetLife’s July 1, 2005 acquisition of Travelers Life and Annuity and substantially all of Citigroup’s international insurance businesses for $11.8 billion.

Benmosche joined MetLife as an Executive Vice President in 1995 and was President and Chief Operating Officer from November 1997 through June 1998. He was named Chairman of the Board, President and Chief Executive Officer in July 1998. Prior to joining MetLife, he spent over 13 years at PaineWebber Group Incorporated, including serving as Executive Vice President from 1989 to 1995.

Henrikson began his career at MetLife as a sales representative in 1972, and held roles of increasing breadth and responsibility, heading up the pensions business, group insurance and retirement and savings businesses, and both group and individual businesses at MetLife, representing 90% of total revenues for the company. He serves on the boards of various MetLife entities, including MetLife Auto & Home, MetLife Bank and MetLife Foundation. In addition, he has been actively involved in industry organizations and initiatives, and has testified at Congressional, Department of Labor and other governmental hearings regarding pension and related retirement security matters.

MetLife, Inc. is a leading provider of insurance and other financial services to millions of individual and institutional customers throughout the United States. Through its subsidiaries and affiliates, MetLife, Inc. offers life insurance, annuities, automobile and homeowner’s insurance and retail banking services to individuals, as well as group insurance, reinsurance and retirement and savings products and services to corporations and other institutions. Outside the U.S., the MetLife companies have direct insurance operations in Asia Pacific, Latin America and Europe. For more information, please visit www.metlife.com.

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to, the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse results or other consequences from litigation, arbitration or regulatory investigations; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company’s products or services; (ix) downgrades in the company’s and its affiliates’ claims paying ability, financial strength or credit ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the company’s products and establishing the liabilities for the company’s obligations for future policy benefits and claims; (xii) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xiii) the effects of business disruption or economic contraction due to terrorism or other hostilities; (xiv) the company’s ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; and (xv) other risks and uncertainties described from time to time in the company’s filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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